Exhibit 10.12

NON-QUALIFIED STOCK OPTION AGREEMENT FOR PURCHASE OF STOCK UNDER THE

2001 STOCK PLAN OF MICROSOFT CORPORATION

Grant Number <<GrantIdentifier>>

1. Grant of Option.   For valuable consideration, Microsoft Corporation (the “Company”), in the exercise of its sole discretion, does on <<GrantDate>> hereby grant to <<FirstName>> <<LastName>> (the “Optionee”) the option to purchase <<SharesGrantedQuantity>> shares of the common stock of the Company for a price of $<<OptionPriceAmount>> per share.

2. Vesting Schedule.

(a) The right to exercise this option shall vest as follows: subject to the remaining terms of this Agreement, the right to purchase one-eighth of the shares covered hereby shall vest on <<FirstVestDate>>, and the right to purchase additional one-eighth increments of the shares covered hereby shall vest at six-month intervals thereafter, such that this option becomes fully vested fifty-four (54) months after the date hereof, provided that Optionee remains continuously employed on a full-time basis throughout that period.

(b) THIS OPTION WILL BE AFFECTED, WITH REGARD TO BOTH VESTING SCHEDULE AND TERMINATION, BY LEAVES OF ABSENCE, CHANGES IN THE NUMBER OF HOURS WORKED, PARTIAL DISABILITY, AND OTHER CHANGES IN OPTIONEE’S EMPLOYMENT STATUS. ACCOMPANYING THIS AGREEMENT IS A COPY OF THE COMPANY’S CURRENT POLICIES IN SUCH MATTERS. THESE POLICIES MAY CHANGE FROM TIME TO TIME WITHOUT NOTICE IN THE COMPANY’S SOLE DISCRETION, AND OPTIONEE’S RIGHTS WILL BE GOVERNED BY THE POLICIES IN EFFECT AT THE TIME OF ANY EMPLOYMENT STATUS CHANGE. CONTACT “STOCK” FOR A COPY OF THE MOST CURRENT POLICY STATEMENT AT ANY POINT IN TIME.

3. Expiration Date.   This option shall expire ten (10) years from the date hereof.

4. Termination of Optionee’s Status as a Participant.   In the event of termination of Optionee’s Continuous Status as a Participant (as such term is defined in the 2001 Stock Plan (the “Plan”)), Optionee may exercise this option to the extent exercisable on the date of termination. Such exercise must occur within three (3) months after the date of such termination (but in no event later than the date of expiration of the term of this option as set forth in Section 3 above). To the extent that Optionee does not exercise this option within the time specified in this Section 4, this option shall terminate.

5. Disability of Optionee.   Notwithstanding the provisions of Section 4 above, in the event of termination of Optionee’s Continuous Status as a Participant as a result of total and permanent disability (as such term is defined in the Plan), the Optionee may exercise this option, but only to the extent of the right to exercise that would have accrued had Optionee remained in Continuous Status as a Participant for a period of twelve (12) months after the date on which Optionee ceased working as a result of the total and permanent disability. If Optionee’s disability originally required him or her to take a short-term disability leave which was later converted into long-term disability, then for the purposes of the preceding sentence the date on which Optionee ceased working shall be deemed to be the date of commencement of the short-term disability leave. Such exercise must occur within eighteen (18) months from the date on which Optionee ceased working as a result of the total and permanent disability (but in no event later than the date of expiration of the term of this option as set forth in Section 3 above). To the extent that Optionee does not exercise this option within the time specified in this Section 5, this option shall terminate.

6. Death of Optionee.   Notwithstanding the provisions of Section 4 above, in the event of the death of Optionee:

(a) if Optionee is, at the time of death, an employee of the Company, this option may be exercised, at any time within twelve (12) months following the date of death (but in no event later than the date of expiration of the term of this option as set forth in Section 3 above), by Optionee’s estate or by a person who acquired the right to exercise this option by bequest or inheritance, but only to the extent of the right to exercise that would have accrued had Optionee continued living and remained in Continuous Status as a Participant for twelve (12) months after the date of death; or

(b) if, at the time of death, this option has not yet expired but Optionee’s Continuous Status as a Participant terminated prior to the date of death, this option may be exercised, at any time within twelve (12) months following the date of death (but in no event later than the date of expiration of the term of this option as set forth in Section 3 above), by Optionee’s estate or by a person who acquired the right to exercise this option by bequest or inheritance, but only to the extent of the right to exercise that had accrued at the date of termination.

(c) To the extent that this option is not exercised by an authorized representative of Optionee within the time specified in this Section 6, this option shall terminate.

7. Value of Unvested Options.   In consideration of the grant of this option, Optionee agrees that upon and following termination of Optionee’s Continuous Status as a Participant for any reason, and regardless of whether Optionee is terminated with or without cause, notice, or pre-termination procedure or whether Optionee asserts or prevails on a claim that Optionee’s employment was terminable only for cause or only with notice or pre-termination procedure, any unvested portion of this option shall be deemed to have a value of zero dollars ($0.00).

8. Exercise of Option.

(a) Optionee shall indicate his intention to exercise this option by notifying the Company’s preferred broker(s) electronically, telephonically, or in writing of his intention to do so, indicating the number of shares he intends to purchase. Payment sufficient to cover the aggregate option exercise price and any federal, state, and local taxes required to be withheld by the Company must accompany the notice of exercise, in one of the three acceptable forms listed in the first sentence of Section 8(b) below.

(b) Payment of the option exercise price may be made by cash, by check, or by instructing the broker to promptly deliver to the Company the amount of sale proceeds necessary to pay the aggregate exercise price. If Optionee is an officer of the Company within the meaning of Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”), he may in addition be allowed to pay all or part of the exercise price with shares of the Company’s common stock which, as of the exercise date, the officer has owned for six (6) months or more. Shares used by officers to pay the exercise price shall be valued at their fair market value on the exercise date.

(c) Prior to the issuance of shares upon exercise of this option, Optionee shall pay any federal, state, and local income and employment tax withholding obligations applicable to such exercise. If Optionee is an officer of the Company within the meaning of Section 16 of the Exchange Act, he may elect to pay such withholding tax obligations by having the Company withhold shares of the Company’s common stock having a value equal to the amount required to be withheld. Such an election shall be made in accordance with Section 11(d) of the Plan.

(d) This option may not be exercised for a fraction of a share.

(e) An exercise of this option shall be deemed to have occurred upon the satisfaction of the requirements of subsections (a), (b), and (c) of this Section 8. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the stock certificate evidencing the shares as to which this option was exercised, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to such shares, notwithstanding the exercise of this option. The Company shall issue (or cause to be issued) such stock certificate promptly upon exercise of this option. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 14 of the Plan.

9. Non-Transferability of Option.   This option may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of Optionee, only by Optionee.

10. No Employment Right.   Optionee acknowledges that neither the fact of this option grant nor any provision of this option Agreement or the Plan or the policies adopted pursuant to the Plan shall confer upon Optionee any right with respect to continuation of employment with the Company or to employment that is not terminable at will. Optionee further acknowledges and agrees that Optionee’s employment with the Company is not for any minimum or fixed period, is subject to the mutual consent of Optionee and the Company, and may be terminated by either Optionee or the Company at any time, for any reason or no reason, with or without cause or notice or any kind of pre- or post-termination warning, discipline or procedure.

11. No Right to Damages.   Optionee acknowledges and agrees that, regardless of whether Optionee is terminated with or without cause, notice or pre-termination procedure or whether Optionee asserts or prevails on a claim that Optionee’s employment was terminable only for cause or only with notice or pre-termination procedure, Optionee has no right to, and will not bring any legal claim or action for, any damages for (a) having to exercise any vested portion of this option within three (3) months of termination or (b) cancellation of any unvested, or vested but unexercised, portion of this option.

12. Acknowledgment.   By Optionee’s acceptance below, Optionee acknowledges that Optionee has received and has read, understood and accepted all the terms, conditions and restrictions of this Agreement, the Plan, and the current policies referenced in paragraph 2(b) of this Agreement. Optionee understands and agrees that this option is subject to all the terms, conditions, and restrictions stated in this Agreement and in the other documents referenced in the preceding sentence, as the latter may be amended from time to time in the Company’s sole discretion.

13. Board Approval.   This option has been granted pursuant to the Plan and accordingly is subject to approval by an authorized committee of the Board of Directors. If this option has not already been approved the Company agrees to submit this grant for approval as soon as practical.

14. Governing Law.   This option shall be governed by the laws of the state of Washington, USA. EXECUTED at Redmond, Washington, the day and year first above written.

MICROSOFT CORPORATION

/s/ KEN DIPIETRO
Ken DiPietro, Vice President, Human Resources

OPTIONEE’S ACCEPTANCE:

I have read and fully understood this option Agreement and, as referenced in paragraph 12 above, I accept and agree to be bound by all of the terms, conditions and restrictions contained in this option Agreement and the other documents referenced in it. I intend to express my acceptance of the option and this Agreement by typing my name in the optionee acceptance window provided in “step 2” of the grant acceptance checklist, and I further intend the typing of my name to have the same force and effect in all respects as a handwritten signature.

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